EXHIBIT 10.1

Narrative Summary of Board Action Establishing
Base Salaires for Fiscal 2006

On July 21, 2005, the Board of Directors of American Consumers, Inc. (the "Company"), acting upon the recommendation of the Board's Compensation Committee, set the base salaries for the Company's executive officers for the fiscal year ending in May 2006. Such action included establishment of the following base salaries for those executive officers who serve as directors of the Company (Mr. Richardson also qualifies as a "named executive officer" pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K):

Name:	Title:	Annual Base Salary:

Michael A. Richardson	Chairman of the Board, President and Chief Executive Officer	$88,400

Paul R. Cook	Executive Vice President, Treasurer and Chief Financial Officer	66,976

Virgil E. Bishop	Vice President	66,976

These base salaries remained unchanged from fiscal year 2005 levels.